UNITED

STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 11, 2004

AMERICA FIRST APARTMENT INVESTORS, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-49986	47-0858301
(State of Formation)	(Commission File Number)	(IRS Employer Identification Number)

1004 Farnam Street, Suite 400 Omaha, Nebraska	68102
(Address of principal executive offices)	(Zip Code)

                    (402) 444-1630

(Registrants' telephone number, including area code)

               Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01.  Completion of Acquisition or Disposition of Assets

On November 8, 2004, America First PM Group, Inc., ("PM Group") a wholly-owned subsidiary of America First Apartment Investors, Inc. (the "Registrant"), acquired certain property management assets, rights to use certain proprietary systems, certain property management agreements, certain employment agreements and other intangible assets from America First Properties Management Companies, L.L.C. ("America First Properties") and its parent, America First Companies, L.L.C. ("America First Companies").   Prior to this transaction, America First Properties managed each of the multi-family apartment complexes owned and operated by the Registrant. As a result of this transaction, the management of all of the Registrant's properties and certain other properties owned by unaffiliated parties will be internalized.

The Registrant is externally managed by America First Apartment Advisory Corporation, which is controlled by America First Companies.  Some directors and executive officers of the Registrant are also managers and executive officers of America First Companies.

The purchase price for the acquired assets was $6,750,000, plus estimated transaction costs of $160,000.   A Special Committee of the Board of Directors of the Registrant ("Special Committee"), comprised solely of independent directors of the Registrant, negotiated the terms and conditions of the transaction on behalf of the Registrant.  The Special Committee retained Cohen & Steers Capital Advisors LLC to render an opinion as to the fairness to the Registrant, from a financial point of view, of the consideration paid for the acquired assets.

Item 9.01.  Financial Statements and Exhibits.

(c)

Exhibits.

(99)

Press release issued by the Registrant on November 10, 2004

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICA FIRST APARTMENT INVESTORS, INC.,

By /s/ John H. Cassidy
John H. Cassidy, President and Chief
Executive Officer

Dated:  November 11, 2004

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EXHIBIT 99

America First Apartment Investors Acquires Property Management Assets

OMAHA, Neb., November 10, 2004 -  America First Apartment Investors, Inc. (NASDAQ: APRO) announced today that it has acquired, through a wholly-owned subsidiary of APRO, certain assets from America First Properties Management, LLC ("AFP").  Under the terms of the Asset Purchase Agreement, America First PM Group, Inc. has acquired certain tangible and intangible assets from AFP for cash consideration.  The purchase price of $6.75 million plus estimated transaction costs of $160,000 results in total cash consideration of $6.91 million.

With the acquisition, APRO's property management operations will be internally managed, and the Company will cease paying third-party property management fees.  According to APRO's president, Jack Cassidy, "This transaction will have a very positive effect on the Company and its investors going forward.  By internalizing the property management function thereby eliminating property management fees, we believe we will add from $.07 to $.09 per share to our 2005 funds from operations."  The transaction is being accounted for as an asset purchase which includes the termination of pre-existing relationships.  As such, the value assigned to the assets acquired which relate to the pre-existing relationship will be expensed on the transaction date with any remaining value being capitalized on the balance sheet.  The increase in FFO is expected to be realized after a one-time charge of approximately $5.9 million which will be expensed in the fourth quarter 2004.

According to Mr. Cassidy, "We are gaining a highly competent property management team with direct experience managing our property portfolio. This provides a critical element to our ability to grow and profitably manage our property portfolio."  He continued, "This transaction is part of the Company's long-term strategy to increase dividends and shareholder value and is the first step toward becoming an internally managed REIT."

As previously announced, APRO merged with a limited partnership in June thereby expanding its property portfolio from 15 to 29 communities with over 6,000 units.  As a result of the merger, APRO's asset base increased from $166.9 million at December 31, 2003 to $295.7 million as of June 30, 2004.  Due to this recent expansion of the property portfolio and our continuing business strategy of additional property acquisitions, management determined that the acquisition of an experienced property management team could provide significant cash flow benefits as well as adding important functional capabilities to the REIT.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States.  Its portfolio currently includes 29 multifamily properties and one commercial property.  America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.am1st.com

Information contained in this Press Release contains "forward-looking statements" relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology.  Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements.  Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

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